Exhibit 10.1

AMENDMENT NO. 1 TO THE

CAPITAL ONE FINANCIAL CORPORATION

2002 ASSOCIATE STOCK PURCHASE PLAN (the “ASPP”)

Effective as of October 25, 2006:

1. Section 3(b) of the ASPP is amended to read in its entirety:

        “Base Compensation: The base salary and/or commissions of an Eligible Associate received from the Employer, including salary reduction contributions pursuant to elections under a plan subject to Code section 125 or 401(k), but excluding all other compensation such as overtime, bonuses, profit sharing awards and credits received under a plan subject to Code section 125; provided that the commissions portion of an Eligible Associate’s Base Compensation for purposes of the Plan will in no event exceed $500,000 or such lesser amount as may be determined by the Committee from time to time, in its sole discretion.”

2. Section 4 of the ASPP is amended by adding the following sentence to the end of the first paragraph thereof:

        “The Committee shall have the authority to delegate any of its rights, duties or powers under the Plan, including, without limitation, the right to administer or interpret the Plan, to such person or persons (including, without limitation, any director, employee, consultant or committee of the Company) that the Committee deems appropriate.”

3. Section 14 of the ASPP is amended to read in its entirety:

        “The Board in its sole discretion may at any time amend the Plan in any respect and the Committee in its sole discretion may at any time make any administrative amendment to the Plan; provided that, in each case, such amendment is in compliance with all applicable laws and regulations and the requirements of any national securities exchange on which shares of Common Stock are then traded.”

1